ROKWADER, INC.

(a delaware corporation)

6% Subordinated convertible Promissory Note

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF AS PROVIDED HEREIN HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE LAWS OF ANY STATE OR OTHER JURISDICTION. TRANSFER OF THIS NOTE AND SUCH SECURIITES IS RESTRICTED PURSUANT TO SUCH LAWS.

$50,000.00	Calabasas, California October 28, 2013

1.	Note. FOR VALUE RECEIVED, ROKWADER, INC., a Delaware corporation (the “Company” or the “Borrower”), hereby promises to pay to the order of Brooktide LLC (the “Holder”) the amount of $50,000.00 on demand (“Due Date”) and to pay interest at the rate of six (6%) per annum on the outstanding principal. Interest payments shall be made with principal on the due date, to the Holder in lawful money of the United States at, 23679 Calabasas Rd. #412, Calabasas, CA 91302, or at such other place as the Holder may specify in writing.

2.	Default. In the event of an occurrence of any event of default specified below, the principal and all accrued interest on the Note shall become immediately due and payable without notice, except as specified below. The occurrence of any of the following events shall constitute an event of default under this Note:

2.1	The Company fails to make any payment hereunder when due, which failure has not been cured within thirty (30) days following such failure.

2.2	If the Borrower shall file a petition to take advantage of any insolvency act; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself of a whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state; or

2.3	If a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or of the whole or any substantial part of its properties, or approve a petition filed against the Borrower seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or of the whole or any substantial part of its properties; or if there is commenced against the Borrower any proceeding for any of the foregoing relief and such proceeding or petition remains undismissed for a period of thirty (30) days; or if the Borrower by any act indicates its consent to or approval of any such proceeding or petition; or
2.4	If (i) any judgment remaining unpaid, unstayed or undismissed for a period of sixty (60) days is rendered against the Borrower which by itself or together with all other such judgments rendered against the Borrower remaining unpaid, unstayed or undismissed for a period of sixty (60) days, is in excess of $100,000, or (ii) there is any attachment or execution against the Borrower’s properties remaining unstayed or undismissed for a period of sixty (60) days which by itself or together with all other attachments and executions against the Borrower’s properties remaining unstayed or undismissed for a period of 60 days is for an amount in excess of $100,000.00.

3.	Conversion – Holder

3.1	Conversion Rights. At any time from the date hereof the Holder will have the right, at its option, to convert the Note into Shares of Common Stock of the Company (the “Shares”) at the conversion rate then in effect.

The initial conversion rate is fifty cents ($0.50) per share or 100,000 Shares if the entire Note was converted, subject to adjustments in certain events. No fractional Share or scrip representing a fractional Share will be issued upon conversion of the Notes. Cash will be paid in lieu of any fractional Shares equal to the then current market value of such fractional Share.

The conversion rate will be appropriately adjusted if the Company (a) pays a dividend or makes a distribution on its Shares of Common Stock which is paid or made in Shares of Common Stock, (b) subdivides or reclassifies its outstanding Shares of Common Stock, (c) combines its outstanding Shares of Common Stock into a smaller number of Shares of Common Stock, (d) issues Shares of Common Stock, or issues rights or warrants to all Holders of its Common Stock entitling them to subscribe for or purchase Shares of Common Stock (or securities convertible into Common Stock), at a price per Share less than $0.50 per Share, or (e) distributes to all Holders of its Common Stock evidences of its indebtedness or assets (excluding any dividend paid in cash out of legally available funds) subject to the limitation that adjustments by reason of any of the foregoing need not be made until they result in a cumulative change in the conversion rate of at least five percent (5%). The conversion rate will not be adjusted upon the conversion of presently outstanding stock options or warrants.

In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the surviving corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation, there will be no adjustment of the conversion price, but each Holder of the Notes then outstanding will have the right thereafter to convert such Notes into the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such Notes been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance. In the case of a cash merger of the Company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that the conversion features of the Notes would thereafter be limited to converting the Notes at the conversion price in effect at such time into the same amount of cash per Share that such Holder would have received had such Holder converted the Notes into Common Stock immediately prior to the effective date of such cash merger or transaction.

3.2	Mechanics of Conversion.

The Note may be converted upon a notice from the Company to the Note holder and surrender of the Notes at any time from the date hereof, at the offices of the Company, 23945 Calabasas Road, Suite 115, Calabasas, CA 91302, with the form of “Notice of Conversion” duly completed and executed as indicated. Shares of Common Stock issued upon conversion will be fully paid and non-assessable.

4.	Prepayment. Borrower may prepay any or all amounts due under this Note at any time from the date of this Note at one hundred percent (100%) of the principal amount of the Note together with accrued interest; provided, however, that Borrower, as a condition to prepayment of some or all of the balance hereof, shall deliver written notice of its intention to prepay at least thirty (30) calendar days prior to the date of such prepayment (“Prepayment Date”).

5.	Subordination. Indebtedness evidenced by the Note will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company. Senior Indebtedness is defined as the principal of (and premium, if any) and unpaid interest or accrued original issue discount on and other amounts due on or in connection with any Debt (as defined below) incurred, assumed or guaranteed by the Company, whether outstanding on the date of the issuance of the Note or thereafter incurred, assumed or guaranteed and all renewals, extensions and refunding of any such Debt; provided, however, that the following will not constitute Senior Indebtedness:

(i)	any Debt as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Debt is subordinate in right of payment to all other debt of the Company not expressly subordinated to such Debt;

(ii)	any Debt which by its terms refers explicitly to the Note and states that such Debt shall not be senior in right of payment thereto;

(iii)	any Debt of the Company in respect of the Note;

(iv)	any Debt of the Company to any Subsidiary of the Company; and

(v)	any Debt of the Company to any joint venture or partnership, which joint venture or partnership is required, under generally accepted accounting principles, to be consolidated in the Company’s consolidated financial statements.

Debt is defined to mean, with respect to any person at any date, without duplication:

(i)	all obligations of such person for borrowed money,

(ii)	all obligations of such person evidenced by bonds, debentures, note or other similar instruments,

(iii)	all Debt of others secured by a lien on any asset of such person, whether or not such Debt is assumed by such person,

(iv)	all Debt of others for the payment, of which such person is responsible or liable as obligor or guarantor,

(v)	all obligations of such person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto),

(vi)	all obligations of such person to pay the deferred purchase price of property or services, except Trade Payables, and

(vii)	all reimbursement, reserve funding and other obligations of such person in respect of surety bonds executed by such person or at the request of and for the benefit of such person.

By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the Note, and the Holder of the Note will be required to pay over their share of such distribution to the holder of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of the Company who are neither holders of Notes nor holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holder of the Note.

6.	Securities Law Compliance. The Holder understands that the right of conversion of this Note is subject to full compliance with the provisions of all applicable securities laws and the availability thereunder upon any conversion of any exemption from registration thereunder for such conversion, and that the certificate or certificates evidencing such Note will bear a legend to the following effect:

“THE SECURITIES EVIDENCED HEREBY MAY NOT BE TRANSFERRED WITHOUT (i) THE OPINION OF COUNSEL SATISFACTORY TO THIS CORPORATION THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR (ii) SUCH REGISTRATION.”

7.	Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served, sent by United States Mail, certified, or by overnight delivery service. For the purposes hereof, the address of the Holder and the address of the Company shall be as reflected in the Subscription Agreement between the Holder and the Company of even date herewith. Both the Holder and the Company may change the address for service by written notice to the other as herein provided.

8.	No Waiver Rights and Remedies Cumulative. No failure on the part of the Holder to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any remedies or rights provided by law or by any other agreement between the Borrower and the Holder.

9.	Amendments. No amendment, modification or waiver of any provision of this Note nor consent to any departure by the Holder therefrom shall be effective unless the same shall be in writing and signed by the Holder and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.	Successors and Assigns. This Note shall be binding upon the Borrower and its successors and assigns and the terms hereof shall inure to the benefit of the Holder and its successors and assigns, including subsequent holders hereof.

11.	Severability. The provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Note in any jurisdiction.

12.	Waiver of Notice. The Borrower hereby waives presentment, demand for payment, notice of protest and all other demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

13.	Governing Law. This Note has been executed in and shall be governed by the laws of the State of California.

14.	Note Holder is Not a Shareholder. No Holder of this Note, solely by virtue of the ownership of this Note, shall be considered a shareholder of the Company for any purpose, nor shall anything in this Note be construed to confer on any Holder of this Note any rights of a shareholder of the Company including, without limitation, any right to vote, give or withhold consent to any corporate action, receive notice of meetings of shareholders or receive dividends.

15.	Exchange and Replacement of Note. Upon surrender of this Note to the Borrower, the Borrower shall execute and deliver, at its expense, one or more new Notes of such denominations and in such names, as requested by the holder of the surrendered Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation, or destruction of any Note, the Borrower will make and deliver a new Note of like tenor at the request of the holder of such Note.

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its authorized officers as of the 28th day of October, 2013.

ROKWADER, INC.
By: /s/ Mitchell Turk Mitchell Turk, Secretary